EXHIBIT 3


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT (the "Amendment"), dated as of July 22, 1999, to the Rights Agreement (the "Rights Agreement"), dated as of September 21, 1998, between Imperial Credit Commercial Mortgage Investment Corp., a Maryland corporation (the "Company"), and U.S. Stock Transfer Corporation, as Rights Agent.

         WHEREAS, the Company intends to enter into a Merger Agreement, dated as of July 22, 1999, with Imperial Credit Industries, Inc. ("ICII") and Merger Sub ("Merger Sub") (as it may be amended from time to time, the "ICII Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "ICII Merger") upon the terms and subject to the conditions set forth therein;

         WHEREAS, the Board of Directors of the Company believes that it is advisable and in the best interests of the Company and its stockholders that the transactions contemplated by the ICII Merger Agreement be consummated on the terms set forth therein;

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

         WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the holders of the Company's Right Certificates;

         NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

1. Section l(a) of the Rights Agreement is hereby amended by adding the following sentences at the end thereof:

                  Neither ICII nor any other Person, shall be deemed to be an Acquiring Person by virtue of the Merger Agreement, dated as of July 22, 1999, by and among the Company, ICII and Merger Sub (the "ICII Merger Agreement"), or by virtue of the merger of Merger Sub with and into the Company (the "ICII Merger").

2. Section l(u) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding anything in this Agreement to the Contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the ICII Merger Agreement or (ii) the commencement or consummation of the ICII Merger.



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3. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the ICII Merger Agreement, (ii) the commencement or consummation of the ICII Merger or (iii) the announcement or disclosure of any of the foregoing.

4. Section 7(a) of the Rights Agreement is hereby modified and amended by deleting the word "or" immediately prior to clause (iii) thereof, and by inserting the following immediately following clause (iii) and prior to the period at the end of such sentence:

                  , or (iv) the time immediately prior to the Effective Time (as defined in the ICII Merger Agreement).

5.Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  Notwithstanding anything in this Agreement to the contrary, none of (i) the approval, execution or delivery of the ICII Merger Agreement, or (ii) the commencement or consummation of the ICII Merger, shall be deemed to be events of the type described in the first sentence of this Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.

6.Section 15 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

                  Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with (i) the approval, execution or delivery of the ICII Merger Agreement or (ii) the commencement or consummation of the ICII Merger.

7.Section 25 of the Rights Agreement is hereby modified and amended by adding a new section (c) at the end thereof:

         (c) Notwithstanding anything in this Agreement to the contrary, there is no right to notice under this Agreement in connection with (i) the approval, execution or delivery of the ICII Merger Agreement or (ii) the commencement or consummation of the ICII Merger.

8. Section 29 of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:




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                  Nothing in this Agreement shall be construed to give any
                  holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of
                  (i) the approval, execution or delivery of the ICII Merger Agreement or (ii) the commencement or consummation of the ICII Merger.

9. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

10. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

11. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

12. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the other terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13. This Amendment shall not be amended or modified in any manner unless such amendment or modification is in writing and is executed by each of the parties hereto.

14. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                                IMPERIAL CREDIT COMMERCIAL
                                                 MORTGAGE INVESTMENT CORP.
Attest:

By     /s/ Norbert Seifert                      By     /s/ Mark Karlan
   ---------------------------                     -----------------------
Name:  Norbert Seifert                          Name:  Mark Karlan
Title:  Senior V.P. and General Counsel         Title:  President and CEO


                                                U.S. STOCK TRANSFER CORPORATION
Attest:

By     /s/ Enrique Artaza                       By     /s/ Richard C. Brown
   ---------------------------                      ----------------------------
Name:  Enrique Artaza                           Name:  Richard C. Brown
Title:  Senior Vice President                   Title:  Vice President




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